                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              SPECTRAN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                BRUCE A. CANNON
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                              SPECTRAN CORPORATION
                            SPECTRAN INDUSTRIAL PARK
                                  50 HALL ROAD
                        STURBRIDGE, MASSACHUSETTS 01566

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

TO THE STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of the Stockholders of SpecTran Corporation (the "Company") will be held at the State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, on May 29, 1998, at 10:00 a.m. (local time), for the following purposes:

        1. To elect three Directors of the Company to hold office for a three-year term;

        2. To consider and vote upon the ratification of the reservation of 325,000 additional shares of the Company's authorized but unissued shares of Common Stock for issuance under the Company's Incentive Stock Option Plan;

        3. To consider and vote upon the ratification of the appointment of KPMG Peat Marwick LLP as independent certified public accountants for the Company for the year January 1, 1998 through December 31, 1998; and

        4. To consider and to transact such other business as may properly come before the meeting or any adjournments thereof.

     A Proxy Statement describing matters to be considered at the meeting is attached to this Notice. Stockholders of record at the close of business on April 13, 1998 will be entitled to notice of and to vote at said meeting or any adjournments thereof.

     To ensure your representation at the meeting, please sign, date and return the enclosed form of Proxy in the envelope provided.

                                          By order of the Board of Directors,

                                          BRUCE A. CANNON
                                          Secretary

April 30, 1998

                              SPECTRAN CORPORATION
                            SPECTRAN INDUSTRIAL PARK
                                  50 HALL ROAD
                        STURBRIDGE, MASSACHUSETTS 01566

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of SpecTran Corporation (the "Company") of Proxies of the stockholders to be voted at the Annual Meeting of Stockholders to be held on May 29, 1998 or at any adjournments thereof (the "Annual Meeting"). The approximate date of mailing this Proxy Statement is April 30, 1998.

     Only holders of shares of voting Common Stock, $.10 par value ("Common Stock"), of record at the close of business on April 13, 1998 will be entitled to vote at the Annual Meeting. The Common Stock is the Company's only voting security outstanding. On that date there were 7,001,349 outstanding shares of Common Stock, each of which is entitled to one vote.

     The Company also has an authorized class of Non-Voting Common Stock, $.10 par value. Except with respect to voting rights, shares of Non-Voting Common Stock are identical in all respects to shares of voting Common Stock. On April 13, 1998 there were no outstanding shares of Non-Voting Common Stock.

     Where a choice has been specified in a Proxy, the Proxy will be voted as specified. Each Proxy will be voted FOR each matter unless a contrary choice is specified as to that matter. If the accompanying Proxy is executed and returned, the stockholder may nevertheless revoke it at any time before the proxy is voted by timely delivery of a properly executed later-dated Proxy, delivering written notice of revocation to the Company's Secretary, or voting in person at the Annual Meeting.

     Proxies are being solicited by mail directly and through brokerage and banking institutions. The Company will pay all expenses in connection with the solicitation of Proxies. In addition to the use of the mails, Proxies may be solicited by Directors, officers, and employees of the Company, personally or by telephone, telegraph or facsimile machine. The Company may reimburse brokers and other persons holding shares of the Company in their names, or in the names of nominees, for their reasonable expenses in sending materials to stockholders and obtaining their Proxies.

                             ELECTION OF DIRECTORS

     The Company currently has eight Directors in three classes serving staggered three-year terms. Class I, Class II and Class III currently have three, three and two Directors respectively. Three Class I Directors are to be elected at the Annual Meeting to serve until the 2001 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Directors will be elected by a majority of the shares of Common Stock voted in person or by proxy at the Annual Meeting.

     The persons listed below have been nominated by the present Board of Directors. All the nominees are presently members of the Board of Directors of the Company, and the Board of Directors knows of no reason why any of the nominees will be unable to serve. The persons named as Proxies in the accompanying Proxy intend to vote for these nominees or, if any of them will be unable to serve (the Board has no present knowledge of such fact), will vote for substitute nominees which the Board of Directors may propose.

INFORMATION WITH RESPECT TO NOMINEES FOR ELECTION AS DIRECTORS AND DIRECTORS WHOSE TERMS ARE NOT EXPIRING.

     Set forth below are the names and ages of the nominees for Class I Directors and the continuing Directors of Class II and III whose terms are not expiring, their principal occupations at present and for at least the past five years and certain Directorships held by each. The terms of the Class II and Class III Directors expire in 1999 and 2000, respectively.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE THREE NOMINEES LISTED BELOW.

              NAME, PRESENT POSITION WITH THE                         DIRECTOR
              COMPANY, AND BUSINESS EXPERIENCE                AGE       SINCE
              --------------------------------                ---   -------------
CLASS I -- NOMINEES FOR DIRECTORS
CHARLES B. HARRISON
  President, Chief Executive Officer and Director...........  60      July 1997
     Mr. Harrison was appointed President and Chief
Executive Officer of the Company April 13, 1998 and is also
President and Chief Executive Officer of each of the
Company's subsidiaries. Mr. Harrison is a Director of the
Company, each of its subsidiaries and of General Photonics,
the Company's joint venture with General Cable Corporation.
Previously, Mr. Harrison served as an Engineering and
Management Consultant to Rockwell International on a number
of programs. Among other consulting assignments for
Rockwell, he served in Moscow from December 1995 to July
1996 as Senior Executive of CIS affairs. Mr. Harrison
retired from Rockwell International as Corporate Vice
President Engineering in April 1995. In the two years
preceding his retirement, Mr. Harrison served as Corporate
Vice President Engineering, having primary responsibility
for engineering and research activities across Rockwell's
Aerospace and Defense operations with a special focus on
identifying opportunities and establishing joint
U.S./Russian defense conversion projects. From 1991 to 1993, he served as Vice President of Advanced Technology and
Engineering for Defense Electronics responsible for
research, product development, and large systems engineering contracts in Rockwell's five defense related divisions.
During this time, he also had the senior executive
responsibility for Rockwell's Electro Optics Center. From
1984-1991, he served as Chief Technology Officer and as Vice
President of the Network for Southern New England Telephone
(SNET) directing the conversion to all electronic switching
and fiber optic backbone and local transmission systems. He
also served for two years as President of Sonecor Systems
for SNET. From 1968-1984 he held increasingly responsible
positions with Collins Radio/Rockwell International
concluding as Vice President and General Manager Switching
Systems Division. Mr. Harrison received a B.S. degree in
Electrical Engineering from Oklahoma State University, and a
M.S. degree in Engineering from Southern Methodist
University.
BRUCE A. CANNON
  Senior Vice President, Chief Financial Officer, Secretary,
  Treasurer and Director....................................  51     March 1987
     Mr. Cannon joined the Company in May, 1983 as
Controller and was appointed to the additional position of
Vice President, Finance in May, 1985. He was appointed
Treasurer in 1986, Secretary and Director in March, 1987 and
Senior Vice President and Chief Financial Officer in
December, 1987. Mr. Cannon is also Secretary, Treasurer and
a Director of each of the Company's wholly-owned
subsidiaries. He was employed by SCA Services, Inc. from
1972 through 1982 in various financial and accounting
positions, including as Division Controller and Assistant
Corporate Controller. Mr. Cannon was a Certified Public
Accountant and was previously employed by Arthur Andersen &
Co., an international public accounting firm. He holds a
B.S. in Accounting from Eastern Kentucky University.

              NAME, PRESENT POSITION WITH THE                         DIRECTOR
              COMPANY, AND BUSINESS EXPERIENCE                AGE       SINCE
              --------------------------------                ---   -------------
PAUL D. LAZAY, Ph.D.
  Director..................................................  58     March 1987
     Dr. Lazay is currently an advisor to and investor in
technology based companies. Prior to September 1997 he was
the CEO and Director of Advanced Telecommunications Modules,
Ltd. of Cambridge, UK and Santa Clara, CA. From April 1995
to December 1996 he was General Manager and Vice President
of Cisco Systems, responsible for its ATM Switching Division in Chelmsford, MA. Dr. Lazay was a consultant to technology
companies from October 1993 to April 1995. Prior to this he
served as President, Chief Executive Officer and Director to
Telco Systems, Inc., a designer of high speed digital fiber
optic transmission terminals and multiplexing equipment
until October 1993. Prior to joining Telco Systems in May,
1986 as Vice President of Engineering, Dr. Lazay spent four
years with ITT's Electro-Optical Products Division, first as
Director of Fiber Optic Development and then as Vice
President, Director of Engineering. From 1969 until 1982 he
worked for Bell Telephone Laboratories, assuming a number of increasingly responsible positions at its Material Research
Laboratory. Dr. Lazay is a Director of each of the Company's wholly-owned subsidiaries. He holds a B.S. degree from
Trinity College and a Ph.D. degree in Physics from the
Massachusetts Institute of Technology.
CLASS II -- DIRECTORS (TERM EXPIRES IN 1999)
JOHN E. CHAPMAN
  President, SpecTran Communication Fiber Technologies,
  Inc.,
  Senior Vice President-Technology, SpecTran Corporation and
  Director..................................................  43    January 1994
     Mr. Chapman, appointed President of SpecTran
Communication Fiber Technologies, Inc. a wholly-owned
subsidiary of the Company, in October, 1995, is also Senior
Vice President -Technology, SpecTran Corporation. Mr.
Chapman joined the Company in July, 1983 as a Project Leader working on the development of automated test equipment. In
July, 1985 he assumed the position of Director of Equipment
Technology and in October 1986, became Director of Quality
Assurance and Management Information Systems. Mr. Chapman
was appointed Director of Manufacturing and then Vice
President of Manufacturing and Engineering in December,
1987, and in May, 1990 was appointed Senior Vice President
of Manufacturing and Technology. Mr. Chapman was appointed
Chief Operating Officer, Executive Vice President and
Director of the Company in January, 1994. After the
reorganization of the Company in 1995, Mr. Chapman was
appointed to the positions he holds presently. Mr. Chapman
is also a Director of each of the Company's wholly-owned
subsidiaries. Prior to joining the Company he was employed
by Valtec Corporation, an optical fiber manufacturer and
cabler, from March 1979 in various engineering positions
related to the design of optical fiber and the development
of special optical measurement equipment. Mr. Chapman holds
a B.S. degree in Physics from the University of Lowell and
an M.S. degree in Electrical Engineering from Northeastern
University.

              NAME, PRESENT POSITION WITH THE                         DIRECTOR
              COMPANY, AND BUSINESS EXPERIENCE                AGE       SINCE
              --------------------------------                ---   -------------
IRA S. NORDLICHT
  Director..................................................  49    February 1986
     Mr. Nordlicht is a partner in the law firm of Nordlicht
& Hand, which provides legal services to the Company. See
"Compensation Committee Interlocks and Insider
Participation." Prior to entering the private practice of
law, Mr. Nordlicht served as Counsel and Foreign Policy
Advisor to the Chairman, U.S. Senate Foreign Relations
Committee, counsel to the U.S. Senate Foreign Relations
Subcommittee on Foreign Economic Policy and Senior Trial
Attorney for the Federal Trade Commission. From 1980-1982 he
also served as a Secretary of Energy appointee to the
National Petroleum Council. Mr. Nordlicht is a Director of
each of the Company's wholly-owned subsidiaries. He holds a
B.A. in Economics from Harpur College (State University of
New York at Binghamton) and a J.D. from New York University
School of Law. In June 1997, Mr. Nordlicht was named Legal
Advocate of the Year by the U.S. Small Business
Administration for his work in helping to create the Angel
Capital Electronic Network, a means of financing small
business using the Internet.
LILY K. LAI, Ph.D.
  Director..................................................  56     March 1995
     Dr. Lai is President and Chief Executive Officer of
First American Development Corporation, a management
consulting and international business development company,
President and Chairman of the Board of Directors of Vision
21 International, Inc., as well as a Board member of other
companies and universities. Previously, Dr. Lai headed the
Corporate Planning and Development Department at Pitney
Bowes, Inc. from 1989 to 1993. She was the Chief Financial
and Planning Officer and the Vice President of Asia/Pacific
Operations at U.S. West International from 1987 to 1989. Dr.
Lai worked for AT&T from 1971 to 1987 in various management
positions including Director of Corporate Strategy and
Development (1983-1986), responsible for AT&T's global
business development activities, and Director of
International Public Affairs and Public Relations
(1986-1987), responsible for managing AT&T's relationships
with all international constituents (governments, partners,
trade associations, presses, advertising agencies,
employees, etc.). Dr. Lai is a Director of each of the
Company's wholly-owned subsidiaries. Dr. Lai is an MIT Sloan
Fellow and holds a Ph.D. and an M.A. in Economics from the
University of Wisconsin-Madison, as well as a B.S. and an
M.S. in Agricultural Economics from the National Taiwan
University and the University of Kentucky, respectively.

              NAME, PRESENT POSITION WITH THE                         DIRECTOR
              COMPANY, AND BUSINESS EXPERIENCE                AGE       SINCE
              --------------------------------                ---   -------------
CLASS III -- DIRECTORS (TERM EXPIRES IN 2000)
RAYMOND E. JAEGER, Ph.D.
  Chairman of the Board of Directors........................  60     April 1981
     Dr. Jaeger is the Chairman of the Board of Directors of
the Company and each of its wholly-owned subsidiaries, and a
Director of General Photonics, LLC, the Company's joint
venture with General Cable Corporation. He assisted in the
formation of the Company, served as President and Chief
Executive Officer of the Company from the inception of the
Company through December, 1995, and reassumed those
positions March 21, 1997 until the appointment of Mr.
Charles B. Harrison as President and Chief Executive Officer
of the Company and its subsidiaries on April 13, 1998. Prior to joining the Company, Dr. Jaeger was Director of Research
and Development and then Vice President, Corporate Research
and Development of Galileo Electro-Optics Corporation from
1976 to 1981. Dr. Jaeger was employed by Bell Telephone
Laboratories from 1959 until 1976. At that company, he was
most recently engaged in research and development of fiber
optic materials and processes. Dr. Jaeger is named as the
inventor or co-inventor on sixteen patents assigned to
Western Electric Company, Incorporated or the Company, and
has written numerous articles for technical and trade
publications. Dr. Jaeger holds a B.S., an M.A. and a Ph.D.
in Ceramics from Rutgers University.
RICHARD M. DONOFRIO
  Director..................................................  59      May 1993
     Mr. Donofrio is a retired Senior Vice President of
Southern New England Telecommunications Corporation (SNET)
based in New Haven, Connecticut. During his 32 year career
with SNET, as part of the Bell System, he served in
increasingly responsible operating and executive positions
at SNET and AT&T Corp until his retirement in May 1993. At
SNET, Mr. Donofrio served as Vice President of Revenue
Requirements and Regulatory, as well as Vice President of
Human Resources. During more recent years, he held a number
of Senior and Group Vice President positions, and served as
President of SNET Diversified Group. He also served a term
as President of LIGHTNET, an SNET and CSX Corp. joint
venture which constructed and operated an extensive fiber
optics telecom network in the eastern half of the U.S. While at AT&T Corporate headquarters in New York, he was a
Division head in the Marketing Plans Dept. and in the
Federal Relations Dept. His other affiliations include: Past
President of United Way of New Haven, Board of Directors of
the University of New Haven, Griffin Health Services Corp.
and National Engineering Consortium. Mr. Donofrio is a
Director of each of the company's wholly owned subsidiaries
and General Photonics. Mr. Donofrio holds a B.S. degree in
Economics from Norwich University, and attended the M.B.A.
program at the University of Hartford.

     Information concerning ownership of the Company's equity securities by the nominees, as well as the other Directors, is contained below, under the caption "Principal Stockholders and Other Information."

                 COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

     There are four standing committees of the Board of Directors: the Finance Committee, the Compensation and Incentive Stock Option Committee, the Audit Committee, and the Nominating Committee. The Finance Committee, the members of which are Dr. Jaeger, Messrs. Cannon and Donofrio, and Dr. Lai, advises the Board of Directors with regard to financial matters referred to it from time to time by the Directors. The Audit Committee, composed of all of the Company's outside Directors, Dr. Lazay, Messrs. Nordlicht, Donofrio and Dr. Lai, confers with KPMG Peat Marwick LLP, the Company's external auditors, regarding the scope and results of their audits and any recommendations they may have with respect to internal accounting controls and other matters related to accounting and auditing. The Company's outside Directors, Dr. Lazay, Messrs. Nordlicht, Donofrio and Dr. Lai, comprise the Compensation and Incentive Stock Option Committee.(1) The Compensation and Incentive Stock Option Committee administers the Company's Incentive Stock Option Plan, reviews and recommends executive compensation and administers the Company's executive compensation plans. The Nominating Committee, the members of which are Drs. Jaeger, Lazay and Lai and Messrs. Nordlicht and Donofrio, recommends persons for nomination by the Board of Directors for Directorships. The Nominating Committee will consider candidates proposed by security holders. Generally, candidates must be highly qualified and be both willing and affirmatively desirous of serving on the Board. They should represent the interests of all security holders and not those of a special interest group. A security holder wishing to nominate a candidate should forward the candidate's name and a detailed background of the candidate's qualifications to the Secretary of the Company during the Company's last fiscal quarter.

     During the year ended December 31, 1997, the Board of Directors met nine times, the Audit Committee met twice, the Finance Committee did not meet, the Nominating Committee met once, and the Compensation and Incentive Stock Option Committee met ten times. During 1997 each Director attended at least seventy-five percent of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served.

                    EXECUTIVE OFFICERS OF THE COMPANY NOT A
                        DIRECTOR OR NOMINEE FOR DIRECTOR

     The following table sets forth certain information about the executive officers of the Company or its subsidiaries who are not a Director or nominee for Director.

                                                              AGE
                                                              ---
WILLIAM B. BECK
  President, SpecTran Specialty Optics Company..............  45
  Mr. Beck, appointed President and a Director of SpecTran
Specialty Optics Company ("SSOC"), a wholly-owned subsidiary of the Company, in October, 1995, joined the Company in
February, 1994, as Vice President and General Manager of
SSOC following the acquisition of SSOC by the Company. Prior to joining SSOC he was employed by Ensign-Bickford Optics
Company and/or Ensign-Bickford Optical Technologies from
July, 1984 in various management positions, including
President, General Manager and Sales Marketing Manager. Mr.
Beck holds a B.A. in Geography and Economics from Dartmouth
College and a M.A. in Business Administration from
Rennselear Polytechnic Institute.

---------------

(1) Mr. Harrison served on the Audit and Compensation and Incentive Stock Option Committees from December 1997 until resigning in April 1997, in conjunction with agreeing to become President and Chief Executive Officer of the Company.

                  PRINCIPAL STOCKHOLDERS AND OTHER INFORMATION

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock on April 13, 1998 with respect to (a) each person or group known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each Director of the Company, (c) each executive officer of the Company and (d) all officers and Directors of the Company as a group. Except as set forth below, all of such shares are held of record and beneficially.

                                                           BENEFICIAL      PERCENT OF
                    NAME AND ADDRESS                       OWNERSHIP     COMMON STOCK(1)
                    ----------------                       ----------    ---------------
Raymond E. Jaeger........................................   182,514(2)         2.6%
  SpecTran Industrial Park
  50 Hall Road
  Sturbridge, Massachusetts 01566
Charles B. Harrison......................................         0(3)           0%
  3705 West State Highway C.C.
  Brighton, Missouri 65617
Dimensional Fund Advisors Inc. ..........................   401,600(4)         5.7%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401
Wellington Management Company, LLP.......................   619,300(5)         8.8%
  75 State Street
  Boston, Massachusetts 02109
Wellington Trust Company, N.A. ..........................   356,000(6)         5.1%
  75 State Street
  Boston, Massachusetts 02109
Ira S. Nordlicht.........................................    16,331(7)           *
  645 Fifth Avenue
  New York, New York 10022
Paul D. Lazay............................................     9,999(8)           *
  52 Whiley Road
  Groton, MA 01450
Bruce A. Cannon..........................................    68,167(9)           *
  SpecTran Industrial Park
  50 Hall Road
  Sturbridge, Massachusetts 01566
Richard M. Donofrio......................................     8,499(10)          *
  93 Ansonia Road
  Woodbridge, Connecticut 06525
John E. Chapman..........................................    81,332(11)        1.1%
  SpecTran Industrial Park
  50 Hall Road
  Sturbridge, Massachusetts 01566
Lily K. Lai..............................................     5,999(12)          *
  50 Stonebridge Road
  Summit, New Jersey 07901
William B. Beck..........................................    37,998(13)          *
  SpecTran Specialty Optics Company
  55 Darling Drive
  Avon, Connecticut 06001
All Directors and executive officers as a group (nine
  persons)...............................................   410,839(14)        5.6%

---------------
  *  Less than 1%

 (1) Percentage of beneficial ownership is based on the 7,001,349 shares of Common Stock outstanding on April 13, 1998. Shares of Common Stock subject to stock options and warrants that are exercisable within 60 days of April 13, 1998 are deemed outstanding for computing the percentage of the person or group holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person or group.

 (2) Includes 75,999 shares subject to options exercisable within 60 days. Does not include 16,001 shares subject to options not exercisable within 60 days.

 (3) Does not include 51,000 shares subject to options not exercisable within 60 days.

 (4) Based upon information provided by Dimensional Fund Advisors Inc. on February 6, 1998. Dimensional Fund Advisors, Inc. states that it is deemed to have beneficial ownership of 401,600 shares of Common Stock and disclaims beneficial ownership of all such shares.

 (5) Based upon information provided by Wellington Management Company, LLP on February 9, 1998. Wellington Management Company, LLP states that it is deemed to have beneficial ownership of 619,300 shares of Common Stock and that those securities are owned of record by its clients, including Wellington Trust Company, NA. Includes 356,000 shares beneficially owned by Wellington Trust Company, N.A.

 (6) Based upon information provided by Wellington Trust Company, NA on February 11, 1998. Wellington Trust Company, NA states that it is deemed to have beneficial ownership of 356,000 shares of Common Stock and that those securities are owned of record by its clients, including Wellington Management Company, LLP.

 (7) Includes 9,999 shares subject to options exercisable within 60 days. Does not include 2,001 shares subject to options not exercisable within 60 days.

 (8) Includes 9,999 shares subject to options exercisable within 60 days. Does not include 2,001 shares subject to options not exercisable within 60 days.

 (9) Includes 53,667 shares subject to options exercisable within 60 days. Does not include 9,333 shares subject to options not exercisable within 60 days.

(10) Includes 7,999 shares subject to options exercisable within 60 days. Does not include 2,001 shares subject to options not exercisable within 60 days.

(11) Includes 81,332 shares subject to options exercisable within 60 days. Does not include 12,668 shares subject to options not exercisable within 60 days.

(12) Includes 5,999 shares subject to options exercisable within 60 days. Does not include 2,001 shares subject to options not exercisable within 60 days.

(13) Includes 37,998 shares subject to options exercisable within 60 days. Does not include 8,002 shares subject to options not exercisable within 60 days.

(14) Includes 282,992 shares subject to options exercisable within 60 days. Does not include 105,008 shares subject to options not exercisable within 60 days.

     The persons referenced in the foregoing chart constitute all of the persons who, at any time during the Company's last fiscal year, were Directors, officers or beneficial owners of more than five percent of the Company's Common Stock. Based solely on a review of Forms 3 and 4, and all amendments thereto, furnished to the Company during fiscal year 1997, and Forms 5 and amendments thereto furnished to the Company with respect to fiscal year 1997, and all written representations received by the Company from persons with reporting obligations, the Company believes that none of such persons filed a late report during, or with respect to the year.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

     The remuneration of the Chairman, Chief Executive Officer and the four other most highly compensated executive officers of the Company and its Subsidiaries whose total annual salary and bonus exceeded $100,000 for all services in all capacities to the Company for the fiscal year ended December 31, 1997, was as follows:

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                                                ------------
                                                                                 SECURITIES
                                      ANNUAL COMPENSATION                        UNDERLYING     ALL OTHER
                                    -----------------------    OTHER ANNUAL       OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)(1)   BONUS($)   COMPENSATION($)      (#)(4)          ($)
---------------------------  ----   ------------   --------   ---------------   ------------   ------------
Raymond E. Jaeger..........  1997     212,792       92,860(6)       (3)            16,000         9,034(2)
  Chairman of the Board      1996     198,967      123,388          (3)            16,000         6,000(2)
  Chief Executive Officer    1995     182,283       28,855          (3)            15,000         3,622(2)
  and President(5)
Glenn E. Moore.............  1997     198,037       26,254          (3)                 0         2,392(2)
  Chief Executive Officer    1996     179,258       66,675                         50,000         5,394(2)
  and President(5)           1995         N/A          N/A                            N/A           N/A
Bruce A. Cannon............  1997     134,743       38,457(6)       (3)            10,000         5,801(2)
  Chief Financial Officer    1996     122,122       59,102          (3)             8,000         5,394(2)
  SpecTran Corporation       1995     115,158       12,735          (3)            15,000         2,299(2)
John E. Chapman............  1997     182,786       77,080(6)       (3)            14,000         8,051(2)
  President, SpecTran        1996     166,112      100,932          (3)            10,000         6,000(2)
  Communication Fiber        1995     155,459       20,868          (3)            15,000         3,107(2)
  Technologies, Inc.
William B. Beck............  1997     136,993            0          (3)             8,000         5,412(2)
  President, SpecTran        1996     126,817       48,256          (3)             8,000         5,735(2)
  Specialty Optics Company   1995     118,917       16,705          (3)            15,000         2,947(2)

---------------
(1) Included amounts deferred at officer's election pursuant to section 401(k) of the Internal Revenue Code accrued during 1997, 1996 and 1995, respectively, as follows: Dr. Jaeger, $9,360, $9,360, and $9,240; Mr. Cannon, $9,500, $9,500, and $9,240; Mr. Chapman, $9,480, $9,480, and $8,722;
    and Mr. Beck, $6,850, $6,378, and $7,422.

(2) Company contributions to 401(k) and the defined contribution plan.

(3) The aggregate amount of perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer, and the named executive officer had no additional "other annual compensation".

(4) As of December 31, 1997, none of the individuals named in the Summary Compensation Table held any shares of restricted stock of the Company.

(5) Dr. Jaeger, who served as Chief Executive Officer and President in 1995, re-assumed those positions after Mr. Moore resigned on March 21, 1997. In April, 1998 Mr. Harrison assumed the position of President and Chief Executive Officer of the Company.

(6) As per agreement with the Compensation and Incentive Stock Option Committee, half of the bonus earned under the Key Employee Incentive Plan otherwise payable in cash was instead paid in the form of a grant of incentive stock options made in 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows information regarding stock options granted during the fiscal year ended December 31, 1997 with respect to the Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries whose total annual salary and bonus exceeded $100,000 for all services in all capacities to the Company for the fiscal year ended December 31, 1997. The Company has never granted any stock appreciation rights.

                                                                INDIVIDUAL GRANTS
                                   ---------------------------------------------------------------------------
                                                                                               POTENTIAL
                                                                                          REALIZABLE VALUE AT
                                                 % OF TOTAL                                 ASSUMED ANNUAL
                                    NUMBER OF     OPTIONS                                RATES OF STOCK PRICE
                                   SECURITIES    GRANTED TO                                  APPRECIATION
                                   UNDERLYING    EMPLOYEES                                 FOR OPTION TERM**
                                     OPTIONS     IN FISCAL     EXERCISE     EXPIRATION   ---------------------
              NAME                 GRANTED(#)*      YEAR      PRICE($/SH)      DATE        5%($)      10%($)
              ----                 -----------   ----------   -----------   ----------   ---------   ---------
Raymond E. Jaeger(1).............    16,000        13.0%        13.875       4-23-07      139,615     353,811
Glenn E. Moore (1)...............         0           0%           N/A           N/A          N/A         N/A
Bruce A. Cannon..................    10,000         8.1%        13.875       4-23-07       87,259     221,132
John E. Chapman..................    14,000        11.3%        13.875       4-23-07      122,163     309,584
William B. Beck..................     8,000         6.5%        13.875       4-23-07       69,807     176,905

---------------
(1) Dr. Jaeger, who served as Chief Executive Officer and President in 1995, re-assumed those positions after Mr. Moore resigned on March 21, 1997. In April, 1998 Mr. Harrison assumed the position of President and Chief Executive Officer of the Company.

 * All options set forth were granted under the Company's Stock Option Plan at 100% of the fair market value of the shares at the time the options were granted and are intended to be, and with few exceptions, will be, incentive stock options. All options are exercisable in full three years from the date of grant in cumulative annual installments of 33 1/3% commencing one year after the date of grant, and expire ten years after the date of grant.

** The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock of the Company. The gains reflect a future value based upon growth at these prescribed rates. The Company did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value. The Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

     Options have value to the listed executives and to all option recipients only if the stock price advances beyond the grant date price shown in the table during the effective option period.

          AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE

     The following table shows information regarding stock options exercised during the last fiscal year with respect to the Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries whose total annual salary and bonus exceeded $100,000 for all services in all capacities to the Company for its fiscal year ended December 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                SHARES                           AT FY-END(#)                  AT FY-END($)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   -----------   -----------   -------------   -----------   -------------
Raymond E. Jaeger(1)........    40,000        707,083       60,338         31,667        $101,875         20,625
Glenn E. Moore(1)...........    16,666        137,495            0              0               0              0
Bruce A. Cannon.............    20,000        291,250       42,667         20,333        $ 60,625        $20,625
John E. Chapman.............         0              0       68,333         25,667        $101,825        $20,625
William B. Beck.............         0              0       27,666         18,334        $ 52,500        $20,625

---------------
(1) Dr. Jaeger, who served as Chief Executive Officer and President in 1995, re-assumed those positions after Mr. Moore resigned on March 21, 1997. In April, 1998 Mr. Harrison assumed the position of President and Chief Executive Officer of the Company.

                               PENSION PLAN TABLE

     The Company has in effect a career average defined benefit plan (the "Defined Benefit Plan") for employees of the Company and its subsidiaries. Generally, after completing five years of participation in the Defined Benefit Plan or upon normal retirement at age 65, whichever is earlier, a participant is entitled to a pension under the Defined Benefit Plan based on the average annual compensation received during the ten consecutive highest paid years in which he was a plan participant, or such shorter period as he was employed by the Company. The following table shows estimated annual benefits payable upon retirement under the Company's Defined Benefit Plan (including amounts attributable to any defined benefit supplementary or excess pension award plan) in specified compensation and years of service classifications:

                                YEARS OF SERVICE

REMUNERATION     15       20       25       30       35
------------   ------   ------   ------   ------   ------
   25,000       2,813    3,750    4,688    4,688    4,688
   50,000       5,703    7,605    9,505    9,505    9,505
   75,000      10,953   14,604   18,255   18,255   18,255
  100,000      16,203   21,604   27,005   27,005   27,005
  125,000      21,453   28,604   35,755   35,755   35,755
  150,000      26,703   35,604   44,505   44,505   44,505
  175,000      31,953   42,604   53,255   53,255   53,255
  200,000      37,203   49,604   62,005   62,005   62,005
  225,000      42,453   56,604   70,755   70,755   70,755
  250,000      43,264   57,685   72,106   72,106   72,106
  275,000      43,264   57,685   72,106   72,106   72,106
  300,000      43,264   57,685   72,106   72,106   72,106

     A participant's eligible compensation for purposes of the Defined Benefit Plan generally includes all of his annual cash compensation including amounts deferred by the participant pursuant to the Company's 401(k) plan. The only difference between the covered compensation covered by the Defined Benefit Plan and the annual compensation reported in the Summary Compensation Table is the timing of bonus payments.

     The benefits listed in the table have been computed on a straight life annuity basis and are not subject to any deduction for social security or other offset amounts. Dr. Jaeger and Messrs., Beck, Cannon and Chapman have 16, 4, 14, and 13 years of credited service respectively.

     In addition to the Company's Defined Benefit Plan, the Company has a defined contribution plan under which annual contributions may be authorized by the Compensation Committee of the Board for all employees with at least one year of service. Contributions of 1% of annual salary were authorized for 1995, including $1,811 for Dr. Jaeger, $1,473 for Mr. Beck, $1,149 for Mr. Cannon and $1,553 for Mr. Chapman. Contributions of 3% of annual salary were authorized for 1996, including $4,500 for Dr. Jaeger, $4,301 for Mr. Beck, $4,046 for Mr. Cannon and $4,500 for Mr. Chapman. Contributions of 2% of annual salary were authorized for 1997, including $6,694 for Dr. Jaeger, $3,699 for Mr. Beck, $3,867 for Mr. Cannon and $5,681 for Mr. Chapman.

SUPPLEMENTAL RETIREMENT BENEFITS

     The Company has entered into agreements with Dr. Jaeger and Messrs. Beck, Cannon, and Chapman which provide retirement benefits designed to be supplemental to other retirement benefits payable to them. These payments are intended to compensate these executives for restrictions imposed on highly compensated executives by the Internal Revenue Code, the result of which is that the percentage of spendable retirement income these executives are eligible to receive under the Company's retirement programs relative to their current levels of compensation is less then that of employees at lower salary levels. The amount of the supplemental retirement benefit is calculated by multiplying the Executive's average annual compensation (including 401(k) payments and bonus payments up to a certain limitation) over a three year period when his compensation is highest by a percentage based on the number of years the executive is employed by the Company (the "Annual Percentage Amount"). The product is reduced by the amount of other retirement benefits payable to the executive, resulting in the annual supplemental retirement benefit payable to the executive. Under the agreements for Messrs. Beck, Cannon and Chapman, the Annual Percentage Amount is 40% if the executive works for the Company for 15-19 years; 60% if the executive works for the Company for 20 to 24 years and 65% if the executive works for the Company for 25 years or more. Under the agreement with Dr. Jaeger, the Annual Percentage Amount is 60% if Dr. Jaeger works for the Company for 15 years. The Annual Percentage Amount for Dr. Jaeger is increased two percent for each additional year he works for the Company, up to a maximum of 70% for 20 or more years of service. Modifications have been made to Dr. Jaeger's agreement in 1998 in accordance with the transition to Mr. Harrison as President and CEO of the Company. See discussion below under Employment Agreements. No benefit is payable under any of the agreements if the executive works for the Company for less than 15 years, except as described below. Under each of the agreements, the supplemental retirement benefits are payable over 15 years in equal monthly installments after the executive's retirement, which will normally occur upon his 65th birthday. However, the executives, upon commencement of the agreements, have been given the option to prospectively elect to have benefits commence upon their 60th birthday if they elect early retirement. The supplemental retirement benefit is subject to forfeiture if the executive is terminated for cause or competes with the Company.

     The Company has obtained corporate owned variable universal life insurance policies on each of the executives which are being used to fund the supplemental retirement benefits.

     The following table shows for each executive the percentage of average annual compensation, assuming bonus payments up to the limitation, that would be paid under all retirement programs (including the Supplemental Retirement Agreement) and under the Supplemental Retirement Agreements alone:

                                     AT AGE 60                               AT AGE 65
                       --------------------------------------  --------------------------------------
                                     TOTAL       SUPPLEMENTAL                TOTAL       SUPPLEMENTAL
                       YEARS OF    RETIREMENT     RETIREMENT   YEARS OF    RETIREMENT     RETIREMENT
                       SERVICE         %              %        SERVICE         %              %
                       --------    ----------    ------------  --------    ----------    ------------
Dr. Jaeger...........    17          64.0%          39.2%        22          70.0%          51.8%
Mr. Cannon...........    23          60.0%          39.4%        28          65.0%          33.9%
Mr. Chapman..........    32          65.0%          46.3%        37          65.0%          38.6%
Mr. Beck.............    18          40.0%          20.1%        23          60.0%          30.0%

     Under each of the Supplemental Retirement Agreements, if the executive leaves the Company in the 12 month period after a Change in Control, or an entity which acquires the Company, through merger, consolidation or the purchase of assets, either does not retain the executive or does not agree to assume the Company's obligations under these agreements, the executives who have at least six years of service to the Company will be entitled to a supplemental retirement benefit, with the Annual Percentage Amount to be 4% for six years of service and increasing in increments of 4% for each additional year of service up to 15 years, at which point the normal method of calculating the Annual Percentage Amount is applied. In such circumstances, the payment of the supplemental retirement benefit is accelerated and paid in a lump sum, subject to a discount for the then present value of the benefit. Moreover, if the supplemental retirement benefit paid under these circumstances is considered to be a "Parachute Payment" and when combined with all other payments to be made to the executive by the Company considered to be a Parachute Payment would result in an Excess Parachute Payment under the Internal Revenue Code, the amount of the supplemental retirement benefit will be reduced so that the total of all Parachute Payments to the executive do not constitute an Excess Parachute Payment; provided, however, that if the total Parachute Payments received by the executive from the Company exceed 120% of the amount of all Parachute Payments not including any amount that would be considered an Excess Parachute Payment, the supplemental retirement will not be reduced. Under IRS regulations, an Excess Parachute Payment results in the Company being prohibited from taking a deduction for all Parachute Payments and an excise tax of 20% of the payment is imposed upon the recipient of the Parachute Payment.

COMPENSATION OF DIRECTORS

     Each Director who is not an employee of the Company receives an annual retainer of $6,000, payable quarterly, a fee of $300 for each Board meeting attended and a fee of $400 for each committee meeting attended (except that no fee is paid for those meetings of the Incentive Stock Option Committee or Compensation and Incentive Stock Option Committee ("CISOC") relating solely to the issuance of stock options) in addition to being reimbursed for reasonable out-of-pocket travel expenses in connection with attendance at those meetings. Each outside member of the Board of Directors on May 21, 1991 was automatically granted a nonqualified option to purchase 5,000 shares at a per share purchase price equal to the fair market value of the stock on that day. Thereafter, every person who becomes an outside member of the Board of Directors, without any action of the CISOC, receives an initial grant of a nonqualified option to purchase, at the fair market value of the stock on the date the option is granted, 5,000 shares on the last business day in December in the year in which the outside Director was elected a Director by the stockholders for the first time. Each such nonqualified option to purchase 5,000 shares becomes exercisable one year after the date of grant, and continues in effect for ten years. In addition, on the last business day of December in each year, each outside Director then in office is to be granted, without any action by the CISOC, a nonqualified option to purchase 1,000 shares at the fair market value of the stock on that day. Such nonqualified options to purchase 1,000 shares become exercisable in three equal annual installments beginning one year after the date of grant and continue in effect for ten years from the date of the grant. All options granted to an outside Director become exercisable (a) upon the occurrence of a Change in Control of the Company (as defined in the Company's Incentive Stock Option Plan) or (b) when such Director ceases to serve as a Director for any reason, except termination for cause, as long as such Director has then served as a

Director of the Company for two consecutive years, including, for this purpose, time served as a Director before the adoption of this Plan.

RETIREMENT PLAN FOR OUTSIDE DIRECTORS

     To attract and retain experienced and knowledgeable individuals to serve as outside Directors of the Company and its affiliates, the Company implemented in December 1995 a Retirement Plan For Outside Directors (the "Retirement Plan") under which outside (non-management) Directors, after the completion of five full calendar years of service as an outside Director, will be entitled to an annual amount equal to the lesser of $1,000 for each year of service as an outside Director or $10,000. The benefit is payable for ten years in monthly installments, commencing upon the later of an outside Director's 65th birthday or retirement from the Board. While any benefits are paid under the Retirement Plan the former outside Director will be available to consult for the Company. The benefit will be accelerated and discounted for present value if the outside Director leaves the Board within 12 months of a Change in Control (as defined in the Retirement Plan), or if the Company is acquired through merger or consolidation or the sale of assets and the acquiring party does not agree to assume the Corporation's obligations under the Retirement Plan. The benefit is subject to forfeiture if the outside Director is removed for Cause (as defined in the Retirement Plan) or, as described in the Retirement Plan, competes with the Company. The Retirement Plan is not intended to be a Qualified Plan under the Internal Revenue Code of 1986 as amended.

EMPLOYMENT AGREEMENTS (INCLUDING ARRANGEMENTS REGARDING TERMINATION AND CHANGE IN CONTROL)

     The Company has employment agreements with Dr. Jaeger and Messrs. Cannon, and Chapman, and had an employment agreement with Mr. Moore through December 31, 1997. The Company's subsidiary, SpecTran Specialty Optics Company ("SSOC"), has an employment agreement with Mr. Beck. Dr. Jaeger during 1997 held the positions of Chief Executive Officer and President and Chairman of the Board of Directors of the Company and Chairman of the Board and Chief Executive Officer of each of its wholly-owned subsidiaries and a Director of General Photonics LLC and presently serves as Chairman of the Board of the Company and each of its subsidiaries and of General Photonics; Mr. Beck, currently holds the position of President of SSOC; Mr. Cannon, Senior Vice President and Chief Financial Officer, Secretary and Treasurer of the Company and Secretary and Treasurer of each of its subsidiaries; Mr. Chapman, President of SpecTran Communication Fiber Technologies, Inc., a wholly-owned subsidiary of the Company, and Senior Vice President -- Technology of the Company. The Company has agreed to use its best efforts to nominate Dr. Jaeger for election to the Board of Directors. Each of the agreements pertaining to Dr. Jaeger and Messrs. Cannon and Chapman has a base term of one year from June 1, 1992 to May 31, 1993. The base term is automatically renewed on a daily basis so that there is always a remaining term of one year, unless the outside members of the Board of Directors terminate the automatic renewal feature and set a termination date, which must be one year from the Board's resolution to terminate. Mr. Beck's employment agreement provides for a base term which expired on February 19, 1997. Mr. Beck's base term shall be automatically extended for successive one year terms unless either party provides notice to the other at least five business days prior to the end of any such term. The agreements provide for an annual salary currently equal to $217,140 for Dr. Jaeger, $139,755 for Mr. Beck, $137,445 for Mr. Cannon, and $187,110 for Mr. Chapman, with future increases as determined by the Board of Directors. Each of said executives is eligible for annual bonuses to be awarded by the Board of Directors in its discretion and is entitled to participate in any pension, profit-sharing, insurance or other benefit plan of the Company if eligible under such plan or program.

     Each of said executives agreed to transfer to the Company any interest in any inventions developed while employed by the Company. Each of them also agreed not to disclose any trade secrets of the Company. The employment agreements with Dr. Jaeger and Messrs. Cannon and Chapman provide that those executives, for one year following the termination of employment, will not solicit any customers of the Company or induce any employee to leave the Company. Mr. Beck's employment agreement provides that Mr. Beck will not compete with SSOC during his employment. At SSOC's request, Mr. Beck, for a one year period following the termination of his employment, will not engage in any business in which SSOC was engaged or planned during his employment, solicit any customers of SSOC or induce any employee to leave SSOC. During such one year period, Mr. Beck will receive compensation and benefits paid or maintained in the same fashion and in amounts not less than those received during his last year of employment and will provide consulting services at SSOC's request.

     The employment agreements provide that if any of the executives suffers a partial disability, or a total disability that has continued for less than six months, he continues to receive salary and benefits until the end of the employment period. If his total disability continues for six months or more, then he will be paid at the rate of 75% of his salary for so long during the employment period as the total disability lasts, or one year, whichever is longer. In the event of the death of any of said executives, one year's salary will be paid to his spouse or estate.

     The employment agreements provide that if the Company dismisses any of said executives without cause, the Company will pay said executive his salary and maintain his benefits for six months or the balance of the employment period, whichever is longer. Under the agreements with Dr. Jaeger and Messrs. Cannon and Chapman, if said executives take other employment during the six-month period, the Company's obligation to him is limited to salary alone for the remainder of the six months. If Dr. Jaeger or Messrs. Cannon or Chapman takes other employment later than six months from dismissal by the Company but before the end of the employment period, the Company's obligations to him then cease.

     The employment agreements with Dr. Jaeger and Messrs. Cannon and Chapman further provide that if there is a Change in Control and either (i) the executive is dismissed without cause up to and including twelve months from such Change in Control, or (ii) the executive voluntarily leaves the employ of the Company up to and including twelve months from such Change in Control, then in either case the Company will pay the executive his salary and maintain his benefits for twelve months from his dismissal or voluntary departure. If, however, the executive takes other employment during that twelve month period, the Company's obligation to him is limited to salary alone. A "Change in Control" is defined as [A] the date of public announcement that a person has become, without the approval of the Company's Board of Directors, the beneficial owner of 20% or more of the voting power of all securities of the Company then outstanding; [B] the date of the commencement of a tender offer or tender exchange by any person, without the approval of the Company's Board of Directors, if upon the consummation thereof such person would be the beneficial owner of 20% or more of the voting power of all securities of the Company then outstanding; or [C] the date on which individuals who constituted the Board of Directors of the Company on the date the employment agreement was adopted cease for any reason to constitute a majority thereof, provided that any person becoming a Director subsequent to such date whose election or nomination was approved by at least three quarters of such incumbent Board of Directors shall be considered as though such person were an incumbent Director.

     In conjunction with the appointment of Mr. Harrison as President and CEO of the Company on April 13, 1998, the Company has entered into a three-year arrangement with Dr. Jaeger, which supersedes the Employment Agreement with Dr. Jaeger described above, under which he will continue to serve as Chairman of the Board of the Company and as an employee assisting in special projects as reasonably requested and mutually agreed in addition to providing continuing advice and counsel with respect to the Company's patent and technology licensing arrangements, including those with Corning Incorporated and Lucent Technologies, and continuing support for partnering and alliance with other firms for strategic purposes. During the three year transition, Dr. Jaeger will have the same benefits as provided in the superseded Employment Agreement except that (a) he will be paid a fixed annual salary of $250,000 and (b) for the 1998 calendar year only, Dr. Jaeger will be eligible to participate in the Company's Employee Profit Sharing Plan and will be eligible for a target bonus of 25% of his base salary under the Company's Key Employee Incentive Plan, to be awarded at the discretion of the Board of Directors based upon his performance during 1998. Thereafter, Dr. Jaeger will not be eligible to participate in the all employee Profit Sharing Plan or the Key Employment Incentive Plan. Dr. Jaeger will be granted options to purchase 50,000 shares under the Company's Incentive Stock Option Plan after the Company's 1998 annual meeting of stockholders, assuming that the stockholders approve the increase of the shares authorized under the Company's Stock Option Plan. In addition, Dr. Jaeger's Supplemental Retirement Agreement will be amended to provide that he will entitled to the maximum benefit under that Agreement on his 65th birthday (an increase of approximately 4%), and that for the purpose of calculating the benefits due under that plan, he will be given credit for the cash value of all bonuses paid to him through the grant of stock options. Dr. Jaeger will be covered by the Company's medical and dental insurance plan, or one substantially similar to it through age 65.

COMPENSATION AND INCENTIVE STOCK COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Incentive Stock Option Committee is currently composed of the Company's outside (i.e., non-employee) Directors, Dr. Paul D. Lazay, Chair, Messrs. Ira S. Nordlicht, Richard M. Donofrio and Dr. Lily K. Lai (Mr. Harrison served on the Audit and Compensation and Incentive Stock Option Committees from December 1997 until resigning in April 1998 in conjunction with agreeing to become President and Chief Executive Officer of the Company). None of the outside Directors is currently, or has ever been, an officer or employee of the Company, or has had any relationship, or has been a party to any transaction, with the Company as to which disclosure is required, except as set forth below.

     Mr. Nordlicht is a member of the law firm of Nordlicht & Hand, which has provided and continues to provide legal services to the Company. During 1997, the Company paid Nordlicht & Hand legal fees for services rendered in the amount of $344,648.

COMPENSATION AND INCENTIVE STOCK OPTION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

     The Compensation and Incentive Stock Option Committee has responsibility for establishing and administering the Company's policies and plans governing annual and long-term compensation for the Company's senior executives such as the Chief Executive Officer, Chief Financial Officer, Senior Vice Presidents and the Presidents of the Company's operating subsidiaries. The Committee is composed of the Company's outside Directors (currently, Dr. Lazay, Messrs. Nordlicht, Donofrio and Dr. Lai. Mr. Harrison served on the Audit and Compensation and Incentive Stock Option Committees from December 1997 until resigning in April 1998 in conjunction with agreeing to become President and Chief Executive Officer of the Company) and reports regularly to the Board of Directors which periodically reviews and approves or ratifies committee actions as necessary and appropriate.

COMPENSATION PHILOSOPHY

     The fundamental objective of the Company's executive compensation policy is to increase shareholder value and to align executives' and shareholders' interests both in the near and longer terms. Executives are compensated with cash and stock options. The Company's goal is to pay competitive base salaries coupled with performance based incentive compensation. Incentive compensation is a function of three factors: the first and most heavily weighted is growth in earnings before interest, taxes, depreciation and amortization (EBITDA), essentially a cash flow calculation, less the Company's cost of capital; the second and next most significant factor is the achievement of individual goals and projects (or the achievement of a certain percentage of those goals and projects if they are more than a year's duration) specifically identified at the beginning of a year; the third factor is a discretionary element designed to reward exceptional performance not recognized elsewhere, such as seizing an unanticipated opportunity which provides substantial benefit to the Company not foreseen at the beginning of the year. While maintaining primary focus on the overall, consolidated results of the Company, the Committee believes that there should be an element of reward for exceptional performance at the operating subsidiary level under certain circumstances. The underlying philosophy is that these elements will produce a stronger more economically successful company in the near and longer-term which in turn will be reflected in the Company's stock price. The Company has and will continue to grant stock options (at market price on date of grant); executives benefit only if the stock price rises.

COMPONENTS OF COMPENSATION, PROGRAMS AND PRACTICES

     Overview. Executive compensation is composed of three elements: base salary; incentive cash awards and stock options. The Company attempts to structure its base salary so that it is competitive, meaning that base salaries approximate the fiftieth percentile (50%) of the base salaries (not total compensation) of comparable companies. Incentive cash awards and stock options are used so that executives' total compensa-tion is below the fiftieth percentile for comparable companies if they have achieved less-than-desired-results, at or about the fiftieth percentile for expected performance, and above the fiftieth percentile for superior, excellent or outstanding performance.

     Base Salaries. The Company generally attempts to establish annual base salaries for executives, including the Chief Executive Officer, competitive with base salaries for executives of similarly situated companies within the industry. The objective is to pay to an executive who is fully competent and meets normal expectations for performance in his or her position a base salary at the fiftieth percentile level of the range of base salaries paid to executives holding comparable positions at similarly situated companies. Base salaries at approximately the fiftieth percentile level, in conjunction with the balance of the compensation package, permits the Company to attract and retain top quality people while meeting the Company's affordability requirements. In determining executive compensation, the Company reviewed and analyzed reports and surveys of executive compensation at comparably sized high technology companies, including those in the electronics industry.

     Incentive Cash Compensation. The Company has developed programs under which key executives can earn bonus cash compensation, dependent upon performance, that places them at less than, equal to or greater than the fiftieth percentile level of compensation paid to similar executives in similar companies. Key executives participate in two plans: the Employee Profit Sharing Plan ("EPSP") in which all employees participate and the Key Employee Incentive Plan ("Key Employee Plan"). Officers and selected director-level employees of the Company and each of its subsidiaries participate in the Key Employee Plan (although any employee may be eligible for an award under the discretionary portion of the Key Employee Plan, as described below).

     The Employee Profit Sharing Plan ("EPSP"). All employees, including key personnel, participate in the EPSP, which awards performance for operating subsidiary employees based upon the results of their operating subsidiary and for parent company employees based upon consolidated results. The Committee and the Board believe that it is advisable for key personnel and all other employees to share certain identical incentives. Employees of an operating subsidiary or the parent company can earn a bonus equal to one percent (1%) of their salary if the operating subsidiary that employs that person (or the consolidated corporate results for parent company employees) produces at least an eight percent (8%) return on net revenues ("ROR"). A nine percent (9%) ROR will result in a bonus equal to two percent (2%) of salary. If the relevant entity produces a ROR greater than nine percent (9%) then half of each additional percent is added to the two percent (2%), up to a maximum bonus equal to ten percent (10%) of salary. To achieve the maximum bonus, a subsidiary or the parent company, as applicable, would need to generate approximate a twenty five percent (25%) ROR. No bonuses will be paid to employees of an entity if it earns less than an eight percent (8%) ROR. Bonuses can be paid out under the EPSP to employees of an operating subsidiary which individually earns at least an eight percent (8%) ROR, even if the Company's consolidated results or the results of other subsidiaries produce a ROR of less than eight percent (8%) or a loss; the underlying philosophical concept is to provide an award for employees for those results that they can influence and control directly.

     Key Employee Incentive Plan ("Key Employee Plan"). Under the Key Employee Plan, a bonus pool is created by a specified percentage of the excess of the Company's consolidated earnings before interest, taxes, depreciation and amortization (EBITDA), essentially a cash flow calculation, over a cost of capital charge. Participants are high level employees of the Company (currently the Company's officers, Presidents and Vice Presidents of the operating subsidiaries, and specified director-level employees of the Company or its subsidiaries, totaling 16 individuals in 1997), with the exception of the discretionary portion of the bonus pool (described below) which may be paid out to any employee as determined by the Compensation Committee. The bonus pool will be distributed among participants as follows. Seventy percent (70%) is essentially dependent upon how much EBITDA exceeds the cost of capital. An additional seventeen and one half percent (17.5%) is based upon the achievement of individual goals and projects (or the achievement of a certain percentage of those goals and projects if they are more than a year's duration) specifically identified at the beginning of the year. The remaining twelve and one half percent (12.5%) constitutes a pool to be used for discretionary bonuses, to be awarded or not to any employee, whether a participant in the remainder of the Key Employee Plan or not, if the Compensation Committee determines that such employee made an exceptional contribution to the Company's performance not recognized elsewhere. To determine how much each participant may be paid from the bonus pool, he or she is assigned a target bonus percentage which will be used in determining how much of the bonus pool is allocated to that individual, which percentage will be adjusted downwards (including to zero) if specified levels of EBITDA return on operating assets (for the operating subsidiary or the Company, or a blend of the two, as appropriate for the individual) are not achieved. While the intent of the Key Employee Plan is to permit participants to earn total compensation potentially in excess of the fiftieth percentile when compared to comparable employees in comparable companies as a result of excellent performance, the Key Employee Plan establishes a maximum amount that can be paid to any participant under the non-discretionary portions of the Key Employee Plan to attempt to avoid excessive awards. The Key Employee Plan also can result in total compensation at or less than the fiftieth percentile if performance is not excellent. No payments will be made under the Key Employee Plan unless the Company is profitable after the payments. There is no obligation to pay out either the discretionary portion of the bonus pool or any remaining balance if the total of all bonuses distributed is less than the total bonus pool; disposition of such amounts will be determined by the Compensation Committee.

     Stock Options. Stock option grants are designed to create continued and long-term incentives for executives and employees to attempt to increase equity values consistent with the expectations and interests of public shareholders. All stock option awards are granted under the Company's Incentive Stock Option Plan. The exercise price of all options so granted is the market price on the date of grant, with options vesting annually in equal amounts over three years. The amount of grants attempt to place recipients in approximately the fiftieth percentile (50%) percentile when compared to comparable employees in comparable companies for long-term compensation. Recipients benefit only if the stock price rises after the date of grant and after the options vest.

     Chief Executive Officer Compensation. During the first quarter of 1997, the Company's Chief Executive Officer, Glenn E. Moore, resigned. The Company's Chairman of the Board, Dr. Raymond E. Jaeger, who held the position of Chief Executive Officer prior to Mr. Moore's appointment, re-assumed the position while remaining Chairman.

     In determining Chief Executive Officer/Chairman compensation for 1997, the Compensation and Incentive Stock Option Committee considered that in 1997 the Company had record revenues of $62,000,000 (not including revenues generated by the General Photonics joint venture company; prior to the formation of General Photonics in December 1996, the revenues of its predecessor, Applied Photonic Devices, Inc. were consolidated with those of the Company), record net income of $4,842,000 (up 32.5% from 1996) and record earnings per share (including the approximate increase of 20% of outstanding shares due to a secondary stock offering) of $0.68 (up $.06 per share from 1996). The Company also completed the expansion and relocation of SpecTran Specialty Optics Company to new facilities in Avon, Connecticut while continuing a major expansion at the Sturbridge, Massachusetts facility of SpecTran Communication Fiber Technologies. A secondary stock offering was completed in February to partially fund these major investments.

     The CEO/Chairman was awarded a bonus of $161,628 under the Key Employee Incentive Plan and 5.7% of salary, or $12,046, under the Profit Sharing Plan. Total bonus payments (including the value of options granted in lieu of cash) equaled 81.6% of base salary. The CEO/Chairman received this significantly higher bonus payment in 1997 compared to his bonus in 1996 based on the significantly improved operating results and the other major accomplishments noted above. As per agreement between the CISOC and the CEO/Chairman, half of the bonus otherwise payable in cash under the Key Employee Incentive Plan, or $80,814, was instead paid in the form of a grant of 24,247 incentive stock options made in 1998.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer and its four other most highly compensated executives. It is unlikely, at this point in the Company's history, that the Company will pay executive compensation that might not be deductible under that Section. Nevertheless, the Company continues to review this matter and whenever it is advisable will take whatever steps it deems necessary in this regard.

                              Paul D. Lazay, Chair
                                Ira S. Nordlicht
                              Richard M. Donofrio
                                  Lily K. Lai

SHAREHOLDER RETURN

     In the graph set forth below, the yearly change for the last five fiscal years in the Company's cumulative total shareholder return on its Common Stock is compared with the cumulative total return as shown in the Russell 2000 index, and in an index of peer issuers selected by the Company(1).

                     COMPARATIVE FIVE-YEAR TOTAL RETURNS(2)
                    SpecTran Corp., Russell 2000, Peer Group
                     (Performance results through 12/31/97)

        Measurement Period
      (Fiscal Year Covered)               SPTR            Russell 2000         Peer Group
1992                                     100.00              100.00              100.00
1993                                     106.82              118.91              102.90
1994                                      44.32              116.74              102.39
1995                                      50.00              149.94              133.30
1996                                     197.73              174.67              139.53
1997                                      87.50              213.73              210.18

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in the Company's Common Stock, Russell 2000, and Peer Group.
---------------
(1) The peer group selected by the Company includes the following companies engaged in the sale of optical fiber or related products: ADC Telecommunications, Artel Communications, Lucent Technologies (the successor to AT&T's optical fiber and cable manufacturing business), Codenoll Technology, Corning Incorporated, Fibronics International, Galileo Electro-Optics, Laser Precision, OptelCom and Telco Systems.

(2) Cumulative total return assumes reinvestment of dividends.

                    AMENDMENT TO INCENTIVE STOCK OPTION PLAN

     As of March 15, 1998, the Company had only 109,658 shares available for granting options under its 1991 Incentive Stock Option Plan (the "Plan"), described below, to new and existing employees and outside Directors (78,658 to employees and 31,000 to outside Directors). The Company has historically used options to attract new highly qualified personnel and to continue to retain its key employees. At the Annual Meeting, the holders of Common Stock of the Company will be asked to approve an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance under the Plan by 325,000. All of those shares may be made available for incentive stock options for employees or for nonqualified options as determined by the Compensation and Incentive Stock Option Committee. As of March 15, 1998, the Company had subject to option 663,954 shares of Common Stock under the Plan (605,954 to employees and 58,000 to outside Directors) at an average per share exercise price of $11.41 and an additional 7,636 shares of Common Stock (all to employees) at an average per share exercise price of $3.38 under its prior incentive stock option plan (the "Old Plan"), which the Plan replaced and superseded in 1991 (see below). The options for 671,590 shares already granted under the Plan and the Old Plan combined with the 109,658 shares currently available for options under the 1991 Plan and the additional 325,000 shares proposed above will total 1,106,248 shares either already subject to option under the Plan or the Old Plan or available for options as described above. These numbers do not include 101,878 shares previously reserved for issuance under the Plan which have been issued upon the exercise of options granted thereunder. The favorable vote of the holders of a majority of the shares of Common Stock, represented in person or by Proxy at the meeting, will be required for such approval. The increase in the number of shares of Common Stock issuable will enable the Company to attract new highly qualified personnel and to continue to compensate key employees by the grant of stock options.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S INCENTIVE STOCK OPTION PLAN.

INCENTIVE STOCK OPTION PLAN

     Under the Company's 1991 Incentive Stock Option Plan, as amended (the "Plan"), options to purchase up to 875,490 shares of Common Stock may be granted to key employees of the Company who are deemed to be significant contributors to the Company's operations or to Directors who are not full-time employees of the Company or any subsidiary ("outside Directors"). Of the shares, no more than 100,000 may be issued as nonqualified options. The Incentive Stock Option Committee (the "ISOC") of the Board of Directors, which, except as described below with respect to grants to outside Directors, administers the Plan, is composed of Mr. Nordlicht, Dr. Lazay, Messrs. Donofrio and Dr. Lai, Mr. Harrison served on the Audit and Compensation and Incentive Stock Option Committees from December 1997 until resigning in April 1998 in conjunction with agreeing to become President and Chief Executive Officer of the Company. The award of an option, when made by the ISOC, is made based in each case on an evaluation of an employee's past or potential contribution to the Company. Approximately 75 employees of the Company and its subsidiaries are currently eligible to participate in the Plan.

     The stock options granted to key employees by the ISOC under the Plan may be either incentive stock options conforming to the provisions of Section 422 of the Internal Revenue Code, or nonqualified options. However, to the extent that the aggregate fair market value (determined at the time an option is granted) of stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year exceeds $100,000, such options shall be treated as nonqualified options. The stock options to be granted to outside Directors must be nonqualified options.

     With respect to options granted to key employees, the purchase price for shares under each option (incentive or nonqualified) is determined by the ISOC, but will not be less than 100% of the fair market value of the stock on the date of the grant. Such options become exercisable in three equal annual installments, beginning one year after the date of grant (unless the ISOC imposes more restrictive conditions) and continue in effect for ten years. If an employee, at the time the option is granted, owns more than 10% of the Company's voting stock, the option price for incentive stock options will be not less than 110% of the fair market value of the Common Stock on the date of grant, and the option will continue in effect for not more than five years.

     Exercisable options may be exercised at any time an optionee is continuously employed by the Company for a period of one year and for three months after termination of employment (unless employment is terminated for cause involving personal misconduct in the judgement of the ISOC). No options may be granted under the Plan after ten years from the effective date of the Plan. With respect to all options which may granted under the Plan, upon exercise of an option, the exercise price must be paid in full either in cash or in shares of Common Stock of the Company. Options are nontransferable, except by will or by the laws of descent and distribution.

     Each outside member of the Board of Directors on May 21, 1991 was automatically granted a nonqualified option to purchase 5,000 shares at a per share purchase price equal to the fair market value of the stock on that day. Each person who subsequently becomes an outside member of the Board of Directors, without any action of the ISOC, shall receive an initial grant of a nonqualified option at the fair market value of the stock on the date the option is granted to purchase 5,000 shares on the last business day in the year in which the outside Director was elected a director by the stockholders for the first time. Each such nonqualified option for 5,000 shares becomes exercisable one year after the date of grant, and continues in effect for ten years. In addition, on the last business day of December in each year, each outside Director then in office is to be granted, without any action by the ISOC, a nonqualified option to purchase 1,000 shares. Such nonqualified options to purchase 1,000 shares become exercisable in three equal annual installments, beginning one year after the date of grant and continue in effect for ten years. All options granted to an outside Director become exercisable when such Director ceases to serve as a Director for any reason, except termination for cause, as long as such Director has then served as a director of the Company for two consecutive years, including, for this purpose, time served as a Director before the adoption of the Plan.

     The Plan replaced the Company's prior incentive stock option plan (the "Old Plan") under which options could no longer be granted after November 11, 1991. As of March 15, 1998, options to purchase 7,636 shares remained outstanding under the Old Plan at an average per share price of $3.38, and options to purchase 663,954 shares were outstanding under the Plan at an average per share price of $11.41. As of March 15, 1998, 109,658 shares remained available for grant under the Plan.

     The number of options to be granted in 1998 and the value of such options are indeterminable at this time.

     The Plan may be amended from time to time by the Board of Directors, provided that the approval of the stockholders is required for an amendment which increases the total number of incentive stock options which may be granted under the Plan, changes the minimum purchase price, extends the period during which an option may be granted or exercised, withdraws administration of the Plan from a committee of Directors who are not executives or employees of the Company, or changes provisions of the Plan governing eligibility (other than provisions governing non-discretionary grants to outside directors).

     As of March 15, 1998, the market value of a share underlying an option granted under the Plan was $8.00, and the aggregate market value of all shares reserved for the Plan was $6,188,896 on that date.

FEDERAL TAX CONSEQUENCES

     The following discussion is a summary of the major Federal income tax consequences of the Plan. An employee generally will not recognize taxable income upon the grant or exercise of an incentive stock option. (The employee may, however, be subject to an alternative minimum tax upon exercise of the option.) When shares purchased for cash pursuant to the exercise of an incentive stock option are sold, and the employee has held the shares for more than one year from the date the shares were transferred to the employee and two years from the date on which the incentive stock option was granted, the employee will recognize capital gain (or loss) equal to the difference between the amount realized on the disposition of the shares and the option price.

     If the employee disposes of any of the shares before the end of the one-year and two-year periods described above, the employee generally has made a "disqualifying disposition" with respect to those shares. In the event of a "disqualifying disposition", the employee generally will recognize ordinary income in the year of the "disqualifying disposition" equal to the excess of the fair market value of the shares on the date of exercise over the option price. Any additional gain resulting from such disposition will be treated as capital gain to the employee. If, however, the amount realized in the "disqualifying disposition" of the shares is less than the fair market value of the shares on the date of exercise and if such disposition is a sale or exchange in which a loss (if sustained) would be recognized, the ordinary income recognized upon disposition will not exceed the excess (if any) of the amount realized in the disposition over the option price. If a "disqualifying disposition" is made by an employee who is subject to Section 16(b) of the Securities Exchange Act of 1934 ("Section 16(b)"), special rules may apply to the computation of gain or loss resulting from such disposition.

     If shares of Company stock are surrendered in full payment of the option price under an incentive stock option, the employee generally will not recognize taxable income on the exchange and all of the shares transferred to the employee will be subject to both the one-year and two-year periods described in the preceding paragraphs. Special rules may apply, however, in determining an employee's gain or loss from later dispositions of the shares received, including "disqualifying dispositions".

     The Company will not be entitled to any deduction on the grant or exercise of an incentive stock option. However, the Company generally will be entitled to a Federal income tax deduction equal to the amount included by an employee for tax purposes as ordinary income in connection with a "disqualifying disposition" of incentive stock option shares, provided that such amount qualifies as an ordinary and necessary business expense of the Company. Any deduction will be available to the Company for its taxable year corresponding to the year in which the employee includes ordinary income from the "disqualifying disposition". The employee will be deemed to have included an amount as part of income for tax purposes if the Company has timely complied with any applicable tax reporting requirements with respect to that income.

     No income will be recognized by an optionee at the time a nonqualified option is granted by the Company. Upon the exercise of a nonqualified option, the optionee generally will recognize ordinary income equal to the excess of the fair market value of the shares purchased (as of the exercise date) over the option price. However, for optionees who are subject to Section 16(b), special rules may apply to the computation and timing of income resulting from the exercise of a nonqualified option.

     If shares of Company stock are surrendered in full payment of the option price under a nonqualified option, the optionee will not recognize income upon such exercise to the extent that the optionee receives shares that are equal in number to the shares surrendered. To the extent that the optionee receives shares in excess of the number of shares surrendered (the "additional shares"), the optionee will recognize ordinary income in the year of exercise equal to the fair market value of the additional shares, determined as of the date of exercise. If, however, the optionee is subject to Section 16(b), special rules may apply to the computation and timing of income resulting from the exercise of a nonqualified option.

     If an optionee disposes of shares acquired by the exercise of a nonqualified option, the optionee will recognize capital gain (or, under certain conditions, capital loss) in the year of such disposition equal to the difference between any amount realized on the disposition and the optionee's tax basis in the shares (the optionees tax basis generally being the sum of the option price plus the income recognized upon exercise of the option).

     The Company generally will be entitled to a Federal income tax deduction equal to the amount included by an optionee for tax purposes as ordinary income in connection with the exercise of a nonqualified stock option, provided that such amount qualifies as an ordinary and necessary business expense of the Company. Any deduction will be available to the Company for its taxable year corresponding to the year in which the optionee includes ordinary income from the exercise. The optionee will be deemed to have included an amount as part of income for tax purposes if the Company has timely complied with any applicable tax reporting requirements with respect to that income.

MATERIAL CHANGES RESULTING FROM THE PROPOSED AMENDMENT

     As of March 15, 1998, a total of 773,612 shares were reserved for issuance under the Company's 1991 Incentive Stock Option Plan. Of those shares, options for 605,954 shares have been granted to employees and options for 58,000 shares have been granted to outside Directors. In addition, 101,878 shares previously reserved for issuance under the Plan were issued upon the exercise of options granted thereunder. Accordingly, there remains available for new options only 109,658 shares, of which 78,658 are reserved for employees and 31,000 shares are reserved for outside Directors. If the proposed amendment to the Plan is approved, the total number of shares reserved under the Plan will be increased from 875,490 to 1,200,490. The total number of shares available for new options will increase from 109,658 to 434,658, of which 388,658 will be reserved for employees and 46,000 will be reserved for outside Directors. Adoption of the proposed amendment will assist the Company in its efforts to attract new highly qualified personnel and to continue to retain its key employees by the grant of stock options.

     If the amendment to the Plan is approved by the stockholders, the first sentence of paragraph 3 of the Plan will be deleted and replaced with the following: "Subject to the provisions of paragraph 12 hereof, the number of shares of the Company's Common Stock of the par value of $.10 per share which may be issued and sold under the Plan will not exceed 1,200,490 shares, of which no more than 89,000 shares may be issued pursuant to paragraph 4.2 hereof".

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S INCENTIVE STOCK OPTION PLAN.

                   RATIFICATION OF APPOINTMENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

     Subject to ratification by the stockholders, the Board of Directors has appointed KPMG Peat Marwick LLP, as independent certified public accountants for the Company for the year ending December 31, 1998. Management will present to the Annual Meeting a proposal that such appointment be ratified. The favorable vote of the holders of a majority of the shares of Common Stock, represented in person or by Proxy at the meeting, will be required for such ratification. A representative of KPMG Peat Marwick LLP will attend the meeting with the opportunity to make a statement if he desires to do so. That representative will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF KPMG PEAT MARWICK LLP, AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Stockholder proposals intended to be presented at the next annual meeting of stockholders must be received by the Company not later than December 25, 1998 in order to be included in the Company's Proxy Statement and form of Proxy relating to that meeting. Any such proposal should be communicated in writing to the Secretary of the Company, SpecTran Industrial Park, 50 Hall Road, Sturbridge, Massachusetts 01566.

                                 OTHER MATTERS

     Management does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the accompanying Proxy will have discretion to vote in accordance with their own judgment on such matters.

                                          By Order of the Board of Directors,

                                          BRUCE A. CANNON
                                          Secretary

April 30, 1998

PROXY


                              SPECTRAN CORPORATION

                  Solicited on Behalf of the Board of Directors

     The undersigned appoints each of Raymond E. Jaeger and Bruce A. Cannon (with full power to act without the other and each with full power to appoint his substitute) as the undersigned's Proxies to vote all shares of Common Stock of the undersigned in SPECTRAN CORPORATION (the "Company"), a Delaware corporation, which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, on May 29, 1998, at 10:00 a.m. (local time) or at any adjournments thereof as follows:





                                                               SEE REVERSE SIDE

   /x/    Please mark your
          votes as in this
          example


1.   ELECTION OF     FOR all nominees             WITHHOLD AUTHORITY          NOMINEES: Charles B. Harrison
     DIRECTORS       listed below (except as      to vote for all nominees              Bruce A. Cannon
                     marked contrary to below)       listed below                       Paul D. Lazay, Ph.D.
                            / /                            / /



(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below).


___________________________



SIGNATURE(S) ________________________________________________ DATE ______,1998

Please date, sign exactly as name appears on this Proxy, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving his title, and affix corporate seal. If a partnership, sign in partnership name by authorized person. In the case of joint ownership, each joint owner must sign.

2. PROPOSAL TO RATIFY THE RESERVATION OF                   FOR         /  /
   325,000 ADDITIONAL SHARES OF THE COMPANY'S              AGAINST     /  /
   AUTHORIZED BUT UNISSUED SHARES FOR ISSUANCE             ABSTAIN     /  /
   UNDER THE COMPANY'S INCENTIVE STOCK OPTION
   PLAN.


3. PROPOSAL TO RATIFY SELECTION OF KPMG PEAT               FOR         /  /
   MARWICK LLP AS INDEPENDENT CERTIFIED PUBLIC             AGAINST     /  /
   ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31,            ABSTAIN     /  /
   1998.

4. In their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

   The shares of Common Stock represented by this Proxy will be voted in accordance with the foregoing instructions. IN THE ABSENCE OF ANY INSTRUCTIONS, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3.

   The undersigned hereby revokes any Proxy or Proxies to vote shares of Common Stock of the Company heretofore given by the undersigned.